Exhibit 99.1

California Water Service Group’s First Quarter 2024 Financial Results Benefit from

California 2021 General Rate Case Decision

San Jose, Calif. California Water Service Group (“Group” or “Company,” NYSE: CWT), a leading publicly traded water utility serving California, Hawaii, New Mexico, Washington, and Texas, today reported results for the first quarter of 2024.

Highlights included:

●	Diluted earnings per share of $1.21 in Q1 2024, compared to a loss of $0.40 in Q1 2023.
●	A decision on the 2021 California General Rate Case and Infrastructure Improvement Plan (2021 GRC) that authorizes implementation of beneficial regulatory mechanisms, increased revenues, and approximately $1.2 billion in infrastructure improvement projects.
●	Implementation of 10.27% return on equity in California.
●	$83 million in funding secured from the California Extended Water and Wastewater Arrearage Payment Program to relieve residential and commercial customers’ past-due balances accrued during the COVID-19 pandemic.
●	Adoption of Scope 1 and 2 greenhouse gas (GHG) emissions reduction targets.

According to Chairman and Chief Executive Officer Martin A. Kropelnicki, the finalized 2021 GRC decision provided welcome clarity to stakeholders while enabling the Company to make critical infrastructure investments.

“After significant delay, we received a decision that provides customer and shareholder benefits from new regulatory mechanisms and a progressive rate design that benefits low-income customers and promotes water conservation. More importantly, it authorizes infrastructure improvements needed to provide safe, reliable water service to our customers,” he said.

Q1 2024 Financial Results

●	Net income attributable to Group was $69.9 million in Q1 2024, compared to a net loss of $22.2 million in Q1 2023.

●	Operating revenue was $270.7 million, compared to $131.1 million in Q1 2023, an increase of $139.6 million.

o	Adoption of the 2021 GRC decision increased revenue $111.8 million, including $87.9 million in retroactive interim rate relief related to 2023.

o	Reversal of Water Revenue Adjustment Mechanism (WRAM) deferrals added $13.9 million.

o	Cost of capital and cost reimbursement rate increases added $12.0 million.

●	Operating expenses were $192.9 million, compared to $148.6 million in Q1 2023, an increase of $44.3 million.

o	Water production costs increased by $9.2 million to $64.2 million, primarily due to a cumulative adjustment for the impact of the 2021 GRC decision.

o	Other operations expenses increased $10.3 million to $26.9 million, due primarily to reversal of deferred WRAM production costs.

o	Income taxes increased $21.2 million to $15.5 million due to higher pre-tax net operating income.

●	Net interest expense increased by $3.1 million to $15.0 million due to an increase in short-term borrowing rates and higher credit balances.

2021 GRC Decision

As previously announced, on March 7, 2024, the California Public Utilities Commission (CPUC) issued a decision on the 2021 GRC for California Water Service (Cal Water), the largest subsidiary of the Company.

The 2021 GRC decision increases adopted revenues for 2023, after corrections, by approximately $41.5 million, retroactive to January 1, 2023. It also potentially increases revenues by up to approximately $30.0 million for 2024 and $30.6 million for 2025, subject to the CPUC’s earnings test and inflationary adjustments.

Importantly, the decision authorizes Cal Water to invest approximately $1.2 billion from 2021 through 2024 in water system infrastructure projects, including approximately $160.0 million of infrastructure projects that may be submitted for recovery via the CPUC’s advice letter process. For context, during the years ended December 31, 2021 to 2023, Cal Water completed approximately $855.0 million in infrastructure investments.

It also approves a progressive rate design that is intended to provide financial stability while benefiting low-income and low-water-using customers by significantly decreasing the cost of the first six units of water consumed and increasing the percentage of fixed costs that are recovered in the service charge.

Pandemic Arrearage Assistance

To further support customers, the Company secured $83.0 million in funding from the California Extended Water and Wastewater Arrearage Payment Program to relieve residential and commercial customers of past-due balances incurred during the COVID-19 pandemic. Program funds were received subsequent to the end of Q1 2024 and are expected to be applied to the past due accounts of eligible customers in Q2 2024.

Commitment to Meeting New PFAS Standards

On April 10, 2024, the U.S. Environmental Protection Agency adopted a new National Primary Drinking Water Regulation for certain per- and polyfluoroalkyl substances (PFAS). Under the new PFAS regulation, water utilities are required to monitor for these compounds by 2027 and to comply with the Maximum Contaminant Levels by 2029.

Group's utilities Cal Water, Hawaii Water Service (Hawaii Water), New Mexico Water Service (New Mexico Water), and Washington Water Service (Washington Water) have a rigorous, coordinated water quality assurance program, which includes protocols to test and monitor the water they deliver to customers. In California and Washington, Group's utilities have worked to comply with previously issued PFAS guidelines issued by State regulators.

Cal Water, Hawaii Water, and New Mexico Water have tested all active water sources for a number of compounds, including PFOA, PFOS, and the four others addressed in the new regulation. Washington Water has tested all of its Group A water system sources, which are the water sources subject to the new PFAS regulation. Group began monitoring its sources for these compounds before it was required to do so under the new PFAS regulation.

On April 18, 2024, the CPUC dismissed without prejudice Cal Water’s application requesting authorization to modify a previously approved PFAS-expense memorandum account to include capital investments related to PFAS compliance. The CPUC instructed Cal Water to include PFAS capital investments in a future GRC or separate application.

Despite the CPUC decision, the Company reaffirmed its commitment to investing an estimated $215.0 million in PFAS treatment across its operating utilities and to working quickly to complete planned projects.

Liquidity, Financing, and Capital Investment

As of March 31, 2024, Group maintained $88.3 million of cash, of which $45.4 million was classified as restricted, and had additional short-term borrowing capacity of $320.0 million, subject to meeting the borrowing conditions on the Group and Cal Water lines of credit. Group capital investments during the first quarter of 2024 totaled $109.8 million, which was a 33.9% increase from the same period last year.

Progress on ESG

In March, the Company announced its commitment to reducing Scope 1 and Scope 2 GHG emissions by 63% by 2035 from a 2021 base year. The target is science-aligned and supports limiting global temperature increases to 1.5-degree Celsius above preindustrial levels. The Company will issue its Sustainability Accounting Standards Board -aligned ESG report in May 2024.

For additional details, please see Form 10-Q which will be available at https://www.calwatergroup.com/investors/financials-filings-reports/sec-filings

Quarterly Earnings Teleconference

All stockholders and interested investors are invited to attend the conference call on April 25, 2024, at 8 a.m. PT (11 a.m. ET) by dialing 1-800-715-9871 or 1-646-307-1963 and keying in ID #8751121, or you may access the live audio webcast at https://edge.media-server.com/mmc/p/bq5mbakr. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 11 a.m. PT (2 p.m. ET) on Thursday, April 25, 2024, through Monday, June 24, 2024, at 1-800-770-2030 or 1-609-800-9909, ID# 8751121, or by accessing the webcast above. The call will be hosted by Chairman and Chief Executive Officer Martin A. Kropelnicki, Senior Vice President, Chief Financial Officer and Treasurer James P. Lynch, and Vice President, Rates and Regulatory Affairs Greg A. Milleman. Prior to the call, Group will post a slide presentation on its website at 6 a.m. PT (9 a.m. ET).

About California Water Service Group

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, as well as Texas Water Service, a utility holding company. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2.1 million people in California, Hawaii, New Mexico, Washington, and Texas. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the PSLRA. Forward-looking statements in this news release are based on currently available information, expectations, estimates, assumptions and projections, and our management’s beliefs, assumptions, judgments and expectations about us, the water utility industry and general economic conditions. These statements are not statements of historical fact. When used in our documents, statements that are not historical in nature, including words like will, would, expects, intends, plans, believes, may, could, estimates, assumes, anticipates, projects, progress, predicts, hopes, targets, forecasts, should, seeks or variations of these words or similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements in this news release include, but are not limited to, statements describing Cal Water’s expected financial performance, investments in infrastructure projects and PFAS treatment, GHG emissions reductions targets, and expectations regarding the business and financial impact of the 2021 GRC decision. Forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Consequently, actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause actual results to be different than those expected or anticipated include, but are not limited to: our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures, such as the CPUC’s decision in 2020 to preclude companies from proposing fully decoupled WRAMs, which impacted the 2021 GRC Filing; the outcome and timeliness of regulatory commissions’ actions concerning rate relief and other matters; increased risk of inverse condemnation losses as a result of climate change and drought; our ability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions, especially as a result of public safety power shutoff programs; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of drought conditions; our ability to complete, in a timely manner or at all, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather, climate change, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; risks associated with expanding our business and operations geographically; the impact of stagnating or worsening business and economic conditions, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, instability of certain financial institutions, changes in monetary policy, adverse capital markets activity or macroeconomic conditions as a result of the geopolitical conflicts, and the prospect of a shutdown of the U.S. federal government; the impact of market conditions and volatility on unrealized gains or losses on our non-qualified benefit plan investments and our operating results; the impact of weather and timing of meter reads on our accrued unbilled revenue; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements and our ability to comply with PFAS regulations; and other risks and unforeseen events described in our Securities and Exchange Commission (“SEC”) filings. In light of these risks, uncertainties and assumptions, investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the Annual Report on Form 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the SEC. We are not under any obligation, and we expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

James P. Lynch

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share data)
	March 31,	December 31,
	2024	2023
ASSETS
Utility plant:
Utility plant	$5,022,535	$4,925,483
Less accumulated depreciation and amortization	(1,174,013)	(1,152,228)
Net utility plant	3,848,522	3,773,255
Current assets:
Cash and cash equivalents	42,814	39,591
Restricted cash	45,449	45,375
Receivables:
Customers, net	51,346	59,349
Regulatory balancing accounts	56,125	64,240
Other, net	18,074	16,431
Unbilled revenue, net	28,769	36,999
Materials and supplies	16,934	16,170
Taxes, prepaid expenses, and other assets	23,615	18,130
Total current assets	283,126	296,285
Other assets:
Regulatory assets	384,501	257,621
Goodwill	37,039	37,039
Other assets	227,646	231,333
Total other assets	649,186	525,993
TOTAL ASSETS	$4,780,834	$4,595,533
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $0.01 par value; 136,000 shares authorized, 57,754 and 57,724 outstanding on March 31, 2024 and December 31, 2023, respectively	578	$577
Additional paid-in capital	876,894	876,583
Retained earnings	603,326	549,573
Accumulated other comprehensive loss	(13,366)	—
Noncontrolling interests	3,405	3,579
Total equity	1,470,837	1,430,312
Long-term debt, net	1,052,099	1,052,768
Total capitalization	2,522,936	2,483,080
Current liabilities:
Current maturities of long-term debt, net	1,176	672
Short-term borrowings	280,000	180,000
Accounts payable	119,839	157,305
Regulatory balancing accounts	16,644	21,540
Accrued interest	18,332	6,625
Accrued expenses and other liabilities	71,892	64,197
Total current liabilities	507,883	430,339
Deferred income taxes	369,600	352,762
Pension	83,252	82,920
Regulatory liabilities and other	809,165	760,493
Advances for construction	197,955	199,448
Contributions in aid of construction	290,043	286,491
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$4,780,834	$4,595,533

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Operating revenue	$270,749	$131,100
Operating expenses:
Operations:
Water production costs	64,185	55,008
Administrative and general	35,596	35,986
Other operations	26,925	16,604
Maintenance	8,010	7,978
Depreciation and amortization	32,844	29,915
Income tax expense (benefit)	15,538	(5,644)
Property and other taxes	9,757	8,777
Total operating expenses	192,855	148,624
Net operating income (loss)	77,894	(17,524)
Other income and expenses:
Non-regulated revenue	5,098	4,623
Non-regulated expenses	(1,954)	(2,275)
Other components of net periodic benefit credit	3,273	5,221
Allowance for equity funds used during construction	1,742	1,404
Income tax expense on other income and expenses	(1,321)	(1,794)
Net other income	6,838	7,179
Interest expense:
Interest expense	15,800	12,818
Allowance for borrowed funds used during construction	(758)	(829)
Net interest expense	15,042	11,989
Net income (loss)	69,690	(22,334)
Net loss attributable to noncontrolling interests	(227)	(123)
Net income (loss) attributable to California Water Service Group	$69,917	$(22,211)
Earnings (loss) per share of common stock:
Basic	$1.21	$(0.40)
Diluted	$1.21	$(0.40)
Weighted average shares outstanding:
Basic	57,733	55,666
Diluted	57,774	55,666
Dividends per share of common stock	$0.28	$0.26